SETTLEMENT AGREEMENT

THIS AGREEMENT is entered into as of this 15th day of August, 2009 by and between Zoro Mining Corp. a Nevada corporation (the "Company") (the "Company") and Harold Gardner of 3040 N. Campbell Avenue, Suite 110, Tucson, AZ 85719 ("the Subscriber").

RECITALS:

WHEREAS, the Subscriber was assigned by Gareste Limitada (the "Assignor") the amount of US $918,408 owed by the Company to the Assignor and whereby the Company is indebted to the Assignor in the amount of US $918,408 as at August 15, 2009 for certain funds provided, services provided, or other valid consideration, and such amount was subsequently assigned to the Subscriber to enable the Company to obtain valuable services to be provided by the Subscriber; and

WHEREAS, the Company and the Subscriber acknowledge that the aggregate amount of US $918,408 has been assigned to, and is due to and owing to the Subscriber (the "Debt"); and

WHEREAS, the Company agrees to issue to the Subscriber 2,296,021 shares of its common stock at US $0.40 per share (the "Shares") as full and complete satisfaction of the Assigned Debt pursuant to Zoro Mining Corp. Board of Directors authorized resolution dated August 17, 2009 and effective as at August 15, 2009 with such Shares.

AGREEMENT

1. The Company shall settle this debt effective as at August 15, 2009 and issue the Shares in full and complete satisfaction of the Debt with such Shares.

2. The Subscriber agrees to accept the issuance and the Shares in full settlement and satisfaction of the Debt, and upon receipt of the Shares hereby agrees that the Debt shall be deemed satisfied in full and hereby releases and forever discharges the Company, and its officers, directors, employees, and agents from any and all causes of action whether known or unknown, debts, sums of money, claims and demands whatsoever, in law or in equity, related to the Debt, which the Subscriber now or hereafter can, shall or may have.

3. The Subscriber is aware that the Shares are not being registered under the Securities Act of 1933, as amended (the "Securities Act"). The Subscriber understands that the Shares are being issued in reliance on the exemption from registration provided by Section 4(2) thereunder. The Subscriber understands that it may be required to bear the economic risk of this investment for an indefinite period of time because there is currently a limited trading market for the Shares and the Shares cannot be resold or otherwise transferred unless applicable federal and state securities laws are complied with or exemptions therefrom are available.

4. The Subscriber represents and warrants that the Shares are being acquired solely for the Subscriber's own account, and not with a view to or in connection with, any public non-qualified resale or distribution. The Subscriber understands that the Shares are nontransferable unless the Shares are registered under the Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed disposition of the Shares will not violate the registration requirements of the Securities Act and any applicable state securities laws. The Subscriber further understands that the Company has no obligations to register the Shares under the Securities Act or to register or qualify the Shares for sale under any state securities laws, or to take any other action, through the establishment of exemption(s) or otherwise, to permit the transfer thereof. The Subscriber further understands that certain of these Shares are subject to a Lockup Agreement as attached to this Agreement.

5. The Subscriber has had an opportunity to ask questions of and received answers from the officers, directors and employees of the Company or a person or persons acting on its or their behalf, concerning the financial position of the Company. The Subscriber has reviewed such other information regarding the acquisition of the Shares as The Subscriber has (in consultation with such advisors as The Subscriber has deemed appropriate) determined to be necessary or appropriate in the circumstances.

6. The Subscriber agrees and acknowledges that it is not purchasing the Shares as a result of any "general solicitation or general advertising" (as such term is defined in the Securities Act of 1933 or the rules promulgated thereunder), including any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting where the attendees have been invited by general solicitation or general advertising.

7. This Settlement Agreement shall be effective as of August 15, 2009 with a contemplated closing and issue date of the Shares on or about August 19, 2009, and shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.

8. This Agreement contains the entire understanding among the parties related in any way to the subject matter hereof and supersedes any prior understandings or written or oral agreements among them respecting the within subject matter.

9. The Parties shall execute and deliver after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as may be reasonably requested in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

ZORO MINING CORP.

By: ______________________
Andrew Brodkey, President, Director

HAROLD GARDNER

By: ______________________